Exhibit 99.1

NEWS RELEASE

Contact: Michele Long Senior Director – Communications Phone (610) 251-1000 mmlong@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations and Controller Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH GROUP TO FORM “SYSTEMS & SUPPORT” BUSINESS UNIT TO ACCELERATE GROWTH AND PROFITABILITY

Bill Kircher to serve as Executive Vice President of Triumph Systems & Support

BERWYN, Pa. – February 17, 2020 – Triumph Group, Inc. (NYSE: TGI) (“Triumph” or the “Company”) today announced that it will combine its Integrated Systems and Product Support business units into one “Triumph Systems & Support” business effective immediately. Bill Kircher, current Executive Vice President of Triumph Product Support, will become the Executive Vice President of the new combined business unit headquartered in Arlington Texas within the Dallas/Fort Worth aerospace and defense hub. Frank Dubey, current Executive Vice President of Triumph Integrated Systems, will take on a special advisory to the Office of the CEO defining strategic growth opportunities for the company.

“As our customers’ fleet size expands and newer aircraft enter their early maintenance, repair, and overhaul phase, Triumph is well position to supply both critical OEM components and full life-cycle aftermarket support. This combination will allow Triumph to accelerate our aftermarket growth rate while simplifying our structure to realize our fullest potential for our customers and shareholders, said Dan Crowley, Triumph Group’s president and CEO.

“After several years of site, program, and business portfolio rationalization, we are putting together the right people, products and services to sustain long-term growth for our company. As a single business unit with comprehensive capabilities, Triumph Systems & Support will offer new value propositions for our customers and make it easier for them to partner with Triumph and get the support they need. Triumph Systems & Support combines 16 OEM component factories and 14 FAA Part 145 repair centers under one management and customer support team to support growing military and commercial aviation demands,” Crowley said.

Triumph’s new combined business unit will offer comprehensive design, manufacture and overhaul capabilities for key aircraft systems and components, including electronic controls, heat exchangers, gearboxes, actuators, nacelles, engine accessories and hydraulics.

The Company will report its financial results under the two market-facing business unit structure –Systems & Support and Aerospace Structures – as of the fourth quarter of its current fiscal year, ending March 31, 2020.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about Triumph can be found on the company’s website at www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements about expected future sales. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

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